EXHIBIT 10.11

LEASE

between

UPONOR ALDYL COMPANY, INC.

a Delaware corporation

as LANDLORD

and

PW POLY CORP.

a Minnesota corporation

as TENANT

Premises: 4501 West 49th Street, Tulsa, Oklahoma

LEASE

THIS LEASE is made and entered into this 27th day of September, 2004, between UPONOR ALDYL COMPANY, INC., a Delaware corporation (“Landlord”), and PW POLY CORP., a Minnesota corporation (“Tenant”).

WITNESSETH:

In consideration of the rents reserved and the covenants and conditions set forth herein, Landlord and Tenant agree as follows:

I.	SUMMARY OF FUNDAMENTAL LEASE TERMS.

A.	Parties.

Landlord: Uponor Aldyl Company, Inc.

Tenant:     PW Poly Corp.

B.	Premises (Paragraph 1).

Land and improvements at 4501 West 49th Street, Tulsa, Oklahoma, on the real property described in Exhibit A attached hereto.

C.	Term (Paragraph 4).

Twenty (20) Lease Years.

D.	Rent (Paragraph 5).

Basic Rent $90,000.

E.	Notice Addresses.

(i)	If to Tenant:

c/o PW Poly Corp.

222 South 9th Street

Suite 2886

Minneapolis, MN 55402

Attention: Dobson West

Facsimile No.: 612-371-9651

Federal Tax Identification Number:

with a copy to:

Fredrikson &Byron PA

4000 Pillsbury Center

200 South Sixth Street

Minneapolis, MN 55402

Attn.: Lisa Holter, Esq.

Facsimile No.: 612-492-7077

(ii)	If to Landlord:

Uponor Aldyl Company, Inc.

c/o Uponor North America, Inc.

14985 Glazier Avenue, Suite 303

Apple Valley, MN 55124

Attention: Jyri Luomakoski, Chairman

Facsimile No.: 952-997-8999

Federal Tax Identification Number:

with a copy to:

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, CO 80202

Attention: Christina Groll

Facsimile No.: 303-295-8261

F.	Definitions.

See Exhibit D attached.

ARTICLE XXV. PREMISES.

Landlord hereby leases, lets and demises to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, (a) the land located in Tulsa, Oklahoma more particularly described on Exhibit “A” (the “Land”), (b) all hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including beneficial easements over other lands; and (c) the buildings, structures, real estate fixtures and other improvements now or hereafter constructed on the Land (collectively, the “Improvements”) (hereinafter referred to collectively as the “Premises.”

ARTICLE XXVI. USE; QUIET ENJOYMENT.

26.1 Tenant may occupy and use the Premises for office/warehouse/manufacturing and such other purposes as are permitted by applicable laws, codes and regulations. Tenant shall not use or occupy or permit any of the Premises to be used or occupied, nor do or permit anything to be done in or on any of the Premises, in a manner which would or might violate any Law or

Legal Requirement, or make void or voidable or cause any insurer to cancel any insurance required by this Lease

26.2 Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Premises throughout the Term without hindrance by Landlord. Landlord and its employees, contractors, authorized representatives and agents may enter upon and examine any of the Premises at such reasonable times as Landlord may select and upon forty-eight hours prior notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Premises to prospective buyers, lenders, and tenants (provided that showings to prospective tenants shall be limited to the last six (6) months of the Term), and taking such other action with respect to the Premises as is permitted by any provision hereof.

ARTICLE XXVII. TERM.

27.1 Subject to the provisions hereof, Tenant shall have and hold the Premises for a term commencing on the date hereof and ending on the last day of the two hundred fortieth (240th) full calendar month next following the date hereof (the “Expiration Date”).

27.2 Tenant may, at its option, extend the Lease Term for four (4) successive periods of five (5) years each upon the same terms and conditions herein expressed. Tenant shall give Landlord written notice of Tenant’s intent to extend the Term at least six (6) months prior to the expiration of the Term under which Tenant is then in possession. Tenant’s right to extend the Lease Term shall be subject to the non-existence of any Event of Default or event that with the passage of time and/or notice would constitute an Event of Default at the time Tenant gives its notice of intent to extend the Term and at the time the extension of the Term would commence.

ARTICLE XXVIII. RENT.

Tenant shall pay to Landlord without demand, offset or abatement, as annual rent for the Premises during the Term, Ninety Thousand and no Dollars ($90,000.00) (“Basic Rent”). Basic Rent shall be payable in advance in quarterly installments of Twenty-Two Thousand Five Hundred and no/100 Dollars ($22,500.00). Pro rata Basic Rent for the initial calendar quarter shall be paid on the date hereof. Subsequent payments shall be due on the first day of each calendar quarter.

ARTICLE XXIX. PAYMENT OF IMPOSITIONS.

29.1 Before interest or penalties are due thereon, Tenant shall pay and discharge all real and personal property taxes, all charges for any easement or agreement maintained for the benefit of any of the Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Premises for any portion of the Term, and all other public charges whether of a like or different nature, imposed upon or assessed against (i) Tenant, (ii) Tenant’s possessory interest in the Premises, or (iii) the Premises (collectively, the “Impositions”). If Tenant fails two times to pay any of the Impositions before interest or penalties become due thereon, in addition to all other remedies available to Landlord, Landlord may require Tenant to thereafter pay all Impositions not less than thirty (30) days before interest or penalties become due thereon. Nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord that are determined on the basis of Landlord’s net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, (C) any capital gains tax imposed on Landlord in connection with the sale of the Premises to any Person or (D) any assessments, levies or other charges related to the Environmental, Health and Safety Liabilities for which Landlord is expressly liable under this Lease. If any Imposition may be paid in installments without penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments that relate to portions of the Term. Tenant shall prepare and file all tax reports required by governmental authorities that relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, and (2) receipts for payment of all Impositions within ten (10) days after the due date thereof.

29.2 Tenant shall have the right to contest as set forth in Paragraph 10 below.

ARTICLE XXX. COMPLIANCE WITH LAWS, AGREEMENTS; ENVIRONMENTAL MATTERS.

Tenant shall, at its expense, comply with and conform to, all Insurance Requirements and Legal Requirements, except those that are applicable to the Environmental, Health and Safety Liabilities for which Landlord is expressly liable under this Lease, or for which Landlord has a potential claim against other parties for such environmental liability. Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord, Tenant shall promptly remediate or undertake any other appropriate response action to correct any such Environmental Violation or take reasonable steps to obtain a determination by the governmental agency having jurisdiction that no remediation is required.

ARTICLE XXXI. LANDLORD’S ENVIRONMENTAL REPRESENTATIONS AND OBLIGATIONS.

Except as disclosed on Exhibit C to this Lease:

31.1 Landlord is, and at all times has been, in material compliance with all applicable Environmental Laws related to the Premises. Neither Landlord nor any other Person for whose conduct they are or may be held to be responsible has received, and to the Knowledge of Landlord, none of the foregoing has any basis to expect to receive, any actual or threatened order, notice, or other communication from (i) any governmental entity or private citizen acting in the public interest, or (ii) the current or prior owner or operator of the Premises or (iii) any other party, of any actual or potential violation or failure to comply with any Environmental

Laws related to the Premises, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Premises.

31.2 There are no pending or, to the Knowledge of Landlord, threatened claims, liens, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Laws, with respect to or affecting any of the Premises.

31.3 Landlord has not received, and to the Knowledge of Landlord there is no basis to expect to receive, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Substances, or any alleged, actual, or potential violation or failure to comply with any Environmental Laws, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Premises. All prior citations, directives, inquiries, notices, orders, summonses, warnings, or other communications that related to Hazardous Substances, or any alleged, actual, or potential violation or failure to comply with any Environmental Laws, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liability with respect to the Premises have been corrected or cured so that the violation or failure no longer exists.

31.4 To the Knowledge of Landlord, there has been no Release or Threat of Release, of any Hazardous Substances above reportable quantities at or from the Premises.

31.5 Landlord has delivered to Tenant or its counsel true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Landlord pertaining to Hazardous Materials in, on, or under the Premises, or concerning compliance by the Seller and Uponor with Environmental Laws related to the Premises.

31.6 To the Knowledge of Landlord, there are no above ground or underground storage tanks or wells at the Premises.

31.7 To the Knowledge of Landlord, Landlord has not permitted or conducted, nor is it aware of, any Hazardous Activity conducted with respect to the Premises except in material compliance with all applicable Environmental Laws.

(a) The parties acknowledge and agree that the Premises are impacted by Environmental, Health, and Safety Liabilities, including those described in the Environmental Reports described on the attached Exhibit C (the “Reports”). As between Landlord and Tenant, Landlord shall be solely responsible for complying with all Insurance Requirements and Legal Requirements related to the Environmental, Health and Safety Liabilities. Landlord shall indemnify, defend and hold Tenant and its officers, employees, and agents harmless from any claim, judgments, damages, penalties, fines, costs, liabilities or losses that arise during or after the term of this Lease from or in connection with all Environmental, Health, and Safety Liabilities or in connection with any remediation thereof, except to the extent they are exacerbated by Tenant.

(b) Landlord shall use commercially reasonable efforts to conduct its activities on the Premises in a manner that will not interfere with the business operations being conducted by the Tenant on the Premises, balancing the cost of such efforts against the inconvenience to Tenant. Landlord shall observe all applicable Laws in the course of performing its activities on the Premises. Landlord shall be responsible for locating all underground utilities and structures prior to commencing any subsurface work. Landlord shall promptly repair and restore all areas damaged by its activities to a condition as good as that existing prior to Landlord’s entering onto the Premises, ordinary wear and tear excepted. Landlord shall indemnify Tenant and its employees and agents from any losses, damages, claims, arising directly from Landlord’s negligence in observing applicable Laws.

(c) Tenant may conduct such environmental investigations and make such reports to governmental agencies as are required or appropriate as reasonably determined by Tenant to the extent any such investigation will not exacerbate any Environmental, Health, and Safety Liabilities or adversely affect remediation of same.

ARTICLE XXXII. NO LIENS.

32.1 Tenant shall not, directly or indirectly, create or permit to be created or to remain, and shall promptly discharge or remove any lien, levy or encumbrance on any of the Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE PREMISES THROUGH OR UNDER TENANT AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE PREMISES. LANDLORD MAY AT ANY TIME POST NOTICES ON THE PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

32.2 Tenant and Landlord shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

ARTICLE XXXIII. MAINTENANCE AND REPAIR.

Except as may be required in connection with the Environmental, Health and Safety Liabilities, Landlord shall not be required to make any improvements, replacements or repairs of any kind or character to the Premises during the terms of this Lease. Tenant shall, at all times throughout the Term, and at its sole expense, keep, maintain, repair and replace the Premises in a clean, safe, sanitary condition, substantially similar to that as of the date hereof, and in compliance with all Legal Requirements. Tenant’s obligations hereunder shall include, but not be limited to, the maintenance, repair, and replacement, if necessary, of the roof, foundation, parking and access areas, structures, and all heating, ventilation, air conditioning, lighting and plumbing fixtures and equipment, fixtures, motors and machinery, all walls, partitions, doors and windows, including the regular painting thereof, all entrances, windows, doors and docks and the replacement of all broken glass. When used in this provision, the term “repairs” shall include replacements or renewals when necessary, and all such repairs made by the Tenant shall be equal in quality and class to the original work. The Tenant shall keep and maintain all portions of the Premises and the sidewalk and areas adjoining the same in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice. If any such work could reasonably be expected to exacerbate any Environmental, Health, and Safety Liabilities or adversely affect remediation of same, Tenant shall first give notice to Landlord and provide all plans for Landlord’s approval, which shall not be unreasonably withheld.

ARTICLE XXXIV. ALTERATIONS.

34.1 Tenant shall have the right, without having obtained the prior written consent of Landlord and provided that no Event of Default then exists, to make non-structural Alterations or a series of related non-structural Alterations that do not exacerbate any Environmental Health and Safety Liabilities as to any such Alterations or series of related Alterations, do not cost in excess of $100,000.00 with respect to the Premises, so long as at the time of construction or installation of any such Alterations, the value and utility of the Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Equipment or accessions thereto is in excess of $100,000.00 or if Tenant desires to make structural Alterations to the Premises, the prior written approval of Landlord shall be required and shall not be unreasonably withheld. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord, which Landlord shall not unreasonably withhold.

34.2 If Tenant makes any Alterations pursuant to this Paragraph 10 or as required by Paragraphs 9 or 14 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of equipment or parts thereto, all replacement equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the equipment being replaced or (B) the value and useful life of the equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 9 and 15(a), whether or not such Work involves restoration of the Premises.

ARTICLE XXXV. PERMITTED CONTESTS.

So long as no Event of Default exists, Tenant shall not be required to (a) pay any Imposition, or (b) discharge or remove any lien referred to in Paragraph 8 or 10 collectively the “Permitted Violations”), so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord reasonable assurance of ability to pay or correct the Permitted Violation which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. During any proceedings which comply with the requirements of this Paragraph 11, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 11 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

ARTICLE XXXVI. INDEMNIFICATION.

36.1 Except to the extent arising out of the negligence or willful misconduct of any Indemnitee or arising out of the Environmental Health and Safety Liabilities, Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, its members, agents and employees (each a “Landlord Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs, causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter arising out of Tenant’s negligent acts or omissions, (ii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or (iii) any alleged, threatened or actual Environmental Violation by Tenant.

36.2 Except to the extent arising out of the negligence or willful misconduct of any Indemnitee, Landlord shall pay, protect, indemnify, defend, save and hold harmless Tenant, its members, agents and employees (each a “Tenant Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs, causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter arising out of Landlord’s negligent acts or omissions, or (ii) any violation by Landlord of any provision of this Lease.

ARTICLE XXXVII. INSURANCE.

37.1 Tenant shall procure and maintain the following insurance on or in connection with the Premises:

(a) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard “All Risk” property policy including but not limited to flood (to the extent that the Premises is in a flood zone) in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $25,000 per occurrence.

(b) Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Premises, in an amount not less than $3,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

(c) Worker’s compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or the Premises or, in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

(d) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Premises in an amount not less than $3,000,000 per accident for damage to property.

(e) During any period in which substantial Alterations are being undertaken, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or equipment, together with such “soft cost” endorsements and such other endorsements as Landlord may reasonably require and general liability, workers’

compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

37.2 The insurance required by Paragraph 13(a) shall be written by companies licensed to write insurance policies in the State of Oklahoma, and which have a Best’s rating of A-XV or above (or its equivalent rating system as reasonably determined by Landlord). The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 13(a)(i), 13(a)(iv) and 13(a)(v) shall name Landlord and Tenant as their interests may appear. The insurance referred to in Paragraph 13(a)(ii) shall name Landlord as an additional insured. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

37.3 Each insurance policy referred to in clauses (i), (iv), and (v) of Paragraph 13(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 13(a), except clause (iii) thereof, shall provide that it may not be cancelled substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior notice to Landlord. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Premises for purposes more hazardous than those permitted by the provisions of such policy, or (iii) any change in title to or ownership of the Premises, subject to timely notification thereof in accordance with the provisions of such policy.

37.4 Tenant shall pay as they become due all premiums for the insurance required by Paragraph 13(a), shall renew or replace each policy and upon request by Landlord deliver to Landlord evidence of the payment of the premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance.

37.5 Anything in this Paragraph 13 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 13(a) may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Paragraph 13. The original or a certified copy of each such “blanket” or umbrella policy shall promptly be delivered to Landlord.

37.6 Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements.

37.7 Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 13 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Premises.

37.8 All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

ARTICLE XXXVIII. CASUALTY AND CONDEMNATION; TERMINATION EVENTS.

38.1 If any Casualty occurs to any of the Premises, Tenant shall give Landlord immediate notice thereof. So long as no Event of Default exists, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 13(a) (except public liability insurance claims payable to a Person other than Tenant or Landlord) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any adjustment, settlement or compromise of any such claim in excess of $100,000.00 shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise.

38.2 Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join therein. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord, which consent shall not be unreasonably withheld. Subject to the provisions of this Paragraph 14(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder.

38.3 If any Casualty (whether or not insured against) or Partial Condemnation shall occur to the Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Casualty or Partial Condemnation, Tenant, regardless of the availability of any insurance proceeds, shall commence and diligently continue to restore the Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $100,000.00, shall be paid by Landlord to Tenant and Tenant shall restore the Premises in accordance with the requirements of this Lease. Any Net Award in excess of $100,000.00, shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord to Tenant for the restoration of any of the Premises pursuant to and in accordance with and subject to the provisions of Paragraph 15 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 15.

38.4 If the entire or any substantial portion of the Premises shall be taken by a Taking this Lease shall terminate as of the date of the Taking or Casualty. In the event of such termination, Tenant shall have no further liability or obligation hereunder.

38.5 If or all of any substantial portion of the Premises shall be damaged or destroyed by a Casualty such that the reasonable estimate of the cost to repair and restore the Premises is more than $1,170,000, Tenant shall have the option for sixty (60) days after the Casualty to give to Landlord written notice the Tenant’s election to terminate this Lease as of the date of the Landlord’s receipt of all of the insurance proceeds payable as a result of the Casualty to the Premises. In the event of such termination, Tenant shall have no right or claim to any insurance proceeds payable with respect to the Premises and shall have no further liability or obligation hereunder after the effective date of the termination.

ARTICLE XXXIX. RESTORATION.

39.1 If any Net Award is in excess of $100,000.00, Landlord shall hold the Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(a) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord, such approval not to be unreasonably withheld, and (B) Landlord shall be provided with mechanics’ lien insurance (if available) and acceptable performance and payment bonds (if the cost of restoration and materials exceeds $100,000.00) which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord as additional dual obligees;

(b) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against any of the Premises and remain undischarged unless being contested in good faith per Paragraph 11;

(c) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims unless being contested in good faith per Paragraph 11;

(d) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(e) Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed; and

(f) such other reasonable conditions as Landlord may impose.

39.2 If any sum remains in the Restoration Fund after completion of the restoration, such sum shall be retained by Landlord.

ARTICLE XL. ASSIGNMENT AND SUBLETTING: PROHIBITION AGAINST

LEASEHOLD FINANCING.

40.1 Tenant may not assign this Lease or sublease any of the Premises, except in accordance with this Paragraph 16. If Tenant desires to assign this Lease or sublease any of the Premises, then Tenant shall, not less than sixty (60) days prior to the date on which it desires to make an assignment or sublease, submit to Landlord information regarding the following with respect to the proposed assignee (collectively, the “Review Criteria”): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Premises, (F) risk factors associated with the proposed use of the Premises, taking into account factors such as environmental concerns, product liability and the like and (G) such other information as Landlord shall reasonably request. Landlord shall review such information and shall approve or disapprove the assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on its review of the Review Criteria applying prudent business judgment. Landlord will not withhold its consent if the Review Criteria as it applies to the proposed assignee or sublessee is stronger/better than the same criteria applied to Tenant at the greater of both as of the date of this Lease and at the time of the assignment or sublease. If a response is not received by Landlord by the expiration of such thirty (30) day period such assignment or sublease shall be deemed disapproved.

40.2 If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered and reasonably acceptable to Landlord at the time of such assignment. Each sublease of the Premises shall (A) be expressly subject and subordinate to this Lease; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraphs 2(a), 6, 8 and 9 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

40.3 Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

40.4 As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Premises. Landlord shall have the absolute right at any time following the occurrence and during the continuance of an Event of Default to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord, which consent shall not be unreasonably withheld nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

40.5 Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 17 shall be void and of no force and effect.

ARTICLE XLI. EVENTS OF DEFAULT.

41.1 The occurrence of any one or more of the following (after expiration of any applicable cure period) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(a) a failure by Tenant to make any payment of any Monetary Obligation within five (5) days of its due date;

(b) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof within thirty (30) days of written notice from Landlord of such failure, or if the failure cannot be cured within the thirty (30) day period, such additional time as is reasonably necessary if Tenant is diligently pursuing a cure;

(c) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

(d) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for the Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

(e) the Premises shall have been abandoned;

(f) the estate or interest of Tenant in the Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made.

ARTICLE XLII. REMEDIES AND DAMAGES.

42.1 If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 18, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in this Paragraph 18.

(a) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Premises to Landlord in accordance with Paragraph 21. If Tenant does not so surrender and deliver possession of all of the Premises, Landlord may re-enter and repossess any of the Premises not surrendered, with or without legal process, by peaceably entering any of the Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 18(a)(iii) or (B) collect the damages set forth in Paragraph 18(b)(i) or 18(b)(ii).

(b) After repossession of any of the Premises pursuant to clause (i) above, Landlord shall use commercially reasonable efforts to relet any of the Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as are commercially reasonable, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as are commercially reasonable. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 18(b)(ii).

(c) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent, less the fair market rental value for the remainder of the term, discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord).

42.2 The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 18(a)(i) or 18(a)(ii):

(a) If Landlord exercises its remedy under Paragraph 18(a)(i) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Premises for the same period. Tenant shall also pay to Landlord all of Landlord’s Costs in connection with the repossession of the Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of Alterations and expenses and preparation for reletting.

(b) If Landlord exercises its remedy under Paragraph 18(a)(i), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 18(a)(ii), after deducting from such proceeds all of Landlord’s Costs (including the items listed in the last sentence of Paragraph 18(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

42.3 Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it under Law. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

42.4 If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

42.5 No termination of this Lease, repossession or reletting of any of the Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 18 shall relieve Tenant of any Surviving Obligations.

42.6 Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Premises, Landlord may enter the Premises for such purpose

42.7 No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

42.8 Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

42.9 Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

ARTICLE XLIII. NOTICES.

All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by FedEx or other commercially reliable overnight delivery service or three (3) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated in Fundamental Lease Terms above or when delivery is refused. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving five (5) days’ notice of the new address to the other party, in the manner provided above.

ARTICLE XLIV. ESTOPPEL CERTIFICATE.

At any time upon not less than ten (10) business days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate. Any certificate required under this Paragraph 20 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

ARTICLE XLV. SURRENDER.

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Premises, is applicable, to Landlord in the same condition in which the Premises, if applicable, was at the commencement of this Lease, except fire or other casualty if Tenant has no obligation to restore as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Premises, if applicable, all property which is owned by Tenant or third parties other than Landlord, (b) remove all unused lead batteries, light fixtures and inoperable fluorescent fixtures and ballasts, and (c) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Premises or Affected Premises, if applicable. The cost of removing and disposing of such property and repairing any damage to any of the Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 21.

ARTICLE XLVI. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT.

This Lease and Tenant’s interest hereunder shall be subordinate to any mortgage or other security instrument hereafter placed upon the Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant’s rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

Landlord represents that as of the date hereof, there are no mortgages or other security instruments encumbering the Premises.

ARTICLE XLVII. TAX TREATMENT; REPORTING.

Landlord and Tenant acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Premises and Tenant as the lessee of such Premises including: (i) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Premises and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Section 12 of the Code, and (iii) Landlord reporting the Rent payments as rental income.

ARTICLE XLVIII. OPTION TO PURCHASE.

So long as no Event of Default shall have occurred and then be continuing hereunder, Landlord does hereby give and grant to Tenant the option (the “Option”) to purchase the Premises for a purchase price (the “Purchase Price”) equal to $1,500,000.00, provided that in the event Landlord has achieved the Clean-Up

Standard, thereafter, the Purchase Price shall be the greater of $1,500,000.00 or the Fair Market Value (as hereafter defined). If Tenant intends to exercise such option, Tenant shall give written notice to Landlord to such effect, accompanied by an earnest money deposit equal to $100,000.00 (the “Option Notice”) not later than ninety (90) days prior to the proposed Closing Date.

ARTICLE XLIX. PROCEDURES UPON PURCHASE.

49.1 If the Premises are purchased by Tenant, Landlord shall convey marketable fee simple title to the Premises, subject, however, to the (i) Permitted Encumbrances, (ii) all other liens, exceptions and restrictions on, against or relating to any of the Premises that were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease, and (iii) any other condition of title that will not materially interfere with Tenant’s use of the Premises.

49.2 Tenant shall not be required to accept title to the Premises subject to any condition that would materially interfere with Tenants use of the Premises, including (i) any encroachment of improvements on the Premises onto adjoining property for which Tenant cannot obtain insurance against forced removal of the encroaching portion of the improvements, (ii) any defect in Landlord’s title that would prevent Landlord from conveying marketable title, (iii) any lack of access or easements necessary to allow continued operation of the Premises, or (iv) any lien or encumbrance securing an obligation of any party other than Tenant.

49.3 Upon the date fixed for any such purchase of the Premises pursuant to any provision of this Lease (any such date the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Purchase Price, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 25(a), and (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property.

49.4 Any prepaid Basic Rent paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Purchase Price due to Landlord; provided, that no apportionment of any impositions shall be made upon any such purchase.

ARTICLE L. DETERMINATION OF FAIR MARKET VALUE.

50.1 Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

(a) Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the “Applicable Initial Date”) on which Tenant provides Landlord with an Option Notice to purchase the Premises pursuant to Paragraph 25 or on which Landlord provides Tenant with a notice that Landlord has achieved the Clean-Up Standard as described in Paragraph 27.

(b) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

(c) If such two appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

(d) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the American Arbitration Association in Tulsa, Oklahoma. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

(e) If a third appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 28(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

(f) All appraisers selected or appointed pursuant to this Paragraph 31(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration.

(g) The Cost of the procedure described in this Paragraph 28(a) above shall be paid one-half by Tenant and one-half by Landlord.

50.2 If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Premises, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term provided herein (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (b) the present value of the Premises as of the date of the appraisal. The appraisers shall further assume that no default then exists under the Lease and that Tenant has complied (and will comply) with all provisions of the Lease.

ARTICLE LI. OPTION TO REQUIRE TENANT TO PURCHASE.

If Landlord achieves the Clean-Up Standard described herein, Landlord may require Tenant to purchase the Premises for the Fair Market Value, determined in accordance with paragraph 26 above, by providing written notice to Tenant. The procedures upon such purchase shall be as provided in Paragraph 25 and Tenant shall have 90 days to close on the purchase.

ARTICLE LII. MISCELLANEOUS.

52.1 Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Except as otherwise stated in this Lease, Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

52.2 Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Premises or otherwise in the conduct of their respective businesses.

52.3 This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

52.4 This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

52.5 The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

52.6 Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to the Premises.

52.7 If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

52.8 This Lease shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma.

52.9 Tenant will have no right to remain in possession of all or any part of the Premises after the expiration of the Term. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term, with the express or implied consent of Landlord: (a) such tenancy will be deemed to be a periodic tenancy from month-to-month only, at a rental rate equivalent to 150% of the Basic Rent payable by Tenant during the last month preceding the expiration date; (b) such tenancy will not constitute a renewal or extension of this Lease for any further term; and (c) such tenancy may be terminated by Landlord upon the earlier of 30 days prior written notice or the earliest date permitted by Law. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

UPONOR ALDYL COMPANY, INC.,
a Delaware corporation

By:	/s/ Jyri Luomakoski
Jyri Luomakoski, Chairman

TENANT:

PW POLY CORP.,
a Minnesota corporation

By:	/s/ Dobson West
DobsonWest, Secretary

STATE OF Minnesota )

                                      )              ss:

COUNTY OF Dakota  )

This instrument was acknowledged before me on September 27, 2004, by Jyri Luomakoski, as Chairman of Uponor Aldyl Company, Inc., a Delaware corporation.

(Seal)	/s/ Suzanne M. Markworth
Notary Public
My Commission Expires: 01/31/05
Commission #20179351

STATE OF Minnesota)

                                     )              ss:

COUNTY OF Dakota  )

This instrument was acknowledged before me on September 27, 2004, by Dobson West, as Secretary of PW Poly Corp., a Minnesota corporation.

(Seal)	Margaret Stanley
Notary Public
My Commission Expires: 01/31/05
Commission #

EXHIBIT A

PREMISES

All that part of the Southwest Quarter (SW/4) of Section Twenty-eight (28), Township Nineteen (19) North, Range Twelve (12) East of the Indian Base and Meridian, Tulsa County, State of Oklahoma, according to the U.S. Government Survey thereof, being more particularly described as follows, to-wit:

Beginning at a point on the North line of 49th Street, as shown on the Recorded Plat of Greater Tulsa Industrial District No. 1847, filed September 30, 1953, and 1,056.00 feet East of the West line of said Southwest Quarter (SW/4);

Thence North 0°02’25” East and parallel with the West line of Section 28, a distance of 775.00 feet to a point;

Thence continuing North 0°02’25” East a distance of 100.00 feet to a point;

Thence continuing North 0°02’25” East a distance of 777.80 feet to a point on the North line of the SW/4 of Section 28;

Thence North 89°52’05” East along the North line of said SW/4 a distance of 503.36 feet to a point;

Thence South 0°02’25” West a distance of 778.52 feet to a point;

Thence continuing South 0°02’25” West a distance of 100 feet to a point;

Thence continuing South 0°02’25” West a distance of 775.00 feet to a point, said point being the Northerly projection of the East line of 45th West Avenue;

Thence due West a distance of 503.36 feet to the Point of Beginning.

LESS AND EXCEPT:

Beginning at a point in the Northerly line of 49th Street as shown on the Recorded Plat of Greater Tulsa Industrial District, said point being the intersection of the Northerly projection of the East line of 45th West Avenue and the said North line of 49th Street, said point also being the Southeasterly corner of a 8.96 acre tract of land conveyed to E.I. DuPont de Nemours and Company by Greater Tulsa, Inc. by deed dated November 30, 1961, recorded in Tulsa County Book 3201, page 258;

Thence from said Point of Beginning due West along the North line of 49th Street 30 feet;

Thence North 0°02’25” East 260 feet;

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Thence due East 30 feet to a point in the East line of the said 8.96 acre tract South 0°02’25” West 260 feet to the Point and Place of Beginning.

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EXHIBIT B

PERMITTED ENCUMBRANCES

1.	Real estate taxes for and payable in the year 2004 and thereafter.

2.	Levied and pending special assessments hereafter levied.

3.	Building and zoning laws, ordinances, state and federal regulations.

4.	Easement reserved in Warranty Deed recorded in Book 4111, page 2113.

5.	Easement in favor of Public Service Company of Oklahoma recorded in Book 4482, Page 577.

6.	Right-of-way in favor of Galbreath Gas Company, recorded in Book 70, page 33.

7.	Right-of-Way in favor of Oklahoma Galbreath Gas Company, recorded in Book 70, page 342.

8.	Right-of-Way in favor of Phillips Petroleum Company, recorded in Book 2303, page 497.

9.	Rights of the railroad company servicing the railroad siding located on insured premises in and to the ties, rails and other properties constituting said railroad siding or in and to the use thereof.

10.	The following matters as shown on plat of survey dated June 1, 2004, made by James Yager:

a)	Encroachment of fence onto property adjoining on the West and East, and

b)	Rights, if any, of owners adjoining on the North in and to that portion of subject property lying between the property line and fence inside said line.

11.	All interests in oil, gas, casinghead gas, distillate, coal, metallic ores, and other minerals previously reserved or conveyed.

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EXHIBIT C

ENVIRONMENTAL REPORTS

1.	Phase I Environmental Site Assessment, by Liesch Associates, Inc., regarding 4501 West 49th Street, Tulsa Oklahoma, Project Number 6200547.00, dated May 3, 2004

2.	Phase I Environmental Site Assessment by ERM Southwest, Inc., regarding the Du Pont Polyethylene Pipe Plant, Tulsa, Oklahoma, dated May 8, 1991

3.	Preliminary Assessment, by Ecology and Environment, Inc., Region VI, regarding of E.I. Dupont Denemours and Company, Inc. (OKD007220351), dated December 10, 1990

4.	Phase II Environmental Site Assessment/Cone Penetrometer Screening Survey, by C.H. Guernsey & Company, regarding Uponor Aldyl Company, 4501 W. 49th Street, Tulsa, OK, dated August 2004

5.	Remedial Action Plan, by Arcadis, regarding Norris Sucker Rod Plant, Tulsa, Oklahoma, dated April 2004

6.	Correction Action Alternatives Analysis/Remediation Implementation Work Plan, by Arcadis, regarding Norris Sucker Rod Plant, Tulsa, Oklahoma, dated December 8, 2003

7.	Status of Additional Investigation/Interim Remedial Measures and Source Area Removal Pilot Test Work Plan, by Arcadis, regarding Norris Sucker Rod Plant, Tulsa Oklahoma, dated August 28, 2003

8.	Work Plan for Impermeable Barrier Installation at Off-Site Area 1, by Arcadis, regarding Norris Sucker Rod Plant, Tulsa, Oklahoma, dated April 2003

9.	2003 Semi-Annual Groundwater Monitoring Report, by Arcadis, regarding Norris Sucker Rod Plant, Tulsa, Oklahoma, dated July 22, 2003

10.	Site Characterization Report, by Mintech, Inc., regarding Norris Sucker Rod Plant, Tulsa, Oklahoma, dated June 1996

11.	Phase II Environmental Site Assessment, by Liesch Associates, Inc., regarding 4501 West 49th Street, Tulsa Oklahoma, dated September 2004

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EXHIBIT D

DEFINITIONS

“Alterations” shall mean all changes, additions, improvements to, all alterations, reconstructions, renewals, or removals of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

“Casualty” shall mean any damage to or destruction of or which affects the Premises.

“Clean-Up Standard” shall mean the standard to which the Environmental, Health and Safety Liabilities must be remediated. This standard includes (i) written confirmation from ODEQ that no further remedial action is required with respect to the Environmental, Health and Safety Liabilities and (ii) evidence that no restrictions have been placed on the Premises which will affect the operation of the Premises, future use of the Property, or current or future improvements located on the Property.

“Condemnation” shall mean a Taking.

“Condemnation Notice” shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

“Costs” shall mean all reasonable costs and expenses incurred by a Person or associated with such transaction, including without limitation, reasonable attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

“Environmental, Health and Safety Liabilities” shall mean any damages arising from or under Environmental Laws or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site contamination, surface or subsurface contamination, as well as contamination migrating through the subsurface of the Premises from offsite locations), occupational safety and health, and regulation of chemical substances or products) existing as of the date hereof;

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Laws or Occupational Safety and Health Law with respect to any environmental, health or safety matters or conditions existing as of the date hereof;

(c) financial responsibility under Environmental Laws or Occupational Safety and Health Law for natural resource damage, cleanup costs or corrective action,

including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Laws or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Entity or any other Person) arising from any environmental, health or safety matters or conditions existing as of the date hereof; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law with respect to any environmental, health or safety matters or conditions existing as of the date hereof.

The terms “removal,” “remediation,” and “response action,” include, without limitation, the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended (“CERCLA”) and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 691 et seq. (“RCRA”), and are used consistently whether conducted by Landlord, Tenant, or a Responsible Party or Parties.

“Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, CERCLA, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, RCRA (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law and the Oklahoma Voluntary Cleanup Program, as implement by ODEQ, formally or informally.

“Environmental Violation” shall mean, as it relates to the acts or omissions of Tenant only, (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any

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Hazardous Substance at, upon, under, onto or within the Premises, or from the Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord or Tenant any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord or any other owner or occupier of the Premises, or which could result in a creation of a lien on the Premises under any Environmental Law or (e) any exacerbation of subsurface environmental contamination migrating to, through, and from the subsurface of the Premises originating from offsite locations; (f) violation of or noncompliance with any Environmental Law.

“Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

“Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

“Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

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“Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.

“Knowledge of Landlord” and words of similar import shall mean the actual knowledge of Frank Bailor, Herb Frye, Darren Warn or Eric Sovereign.

“Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

“Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws related to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of the Premises, or requires Tenant to carry insurance other than as required by this Lease.

“Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Landlord Indemnitee.

“Net Award” shall mean (a) the entire award payable to Landlord by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord or Tenant in collecting such award or proceeds.

“Occupational Safety and Health Law” shall mean any Law in effect on the date of this Agreement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“ODEQ” shall mean the Oklahoma Department of Environmental Quality.

“Partial Condemnation” shall mean any Condemnation of less than a substantial portion of the Premises.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or

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Assignment, listed on Exhibit “B” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

“Person” shall mean an individual, partnership, association, corporation or other entity.

“Present Value” of any amount shall mean such amount discounted by a rate per annum which is ten percent (10%).

“Responsible Party or Parties” shall mean the entity or entities responsible or liable for any environmental contamination migrating to, through and from the subsurface of the Premises, originating from offsite locations.

“State” shall mean the State of Oklahoma.

“Subsidiary” of any Person means a corporation a majority of the Voting Stock of which is at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by such Person.

“Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

“Taking” shall mean (a) any taking or damaging of all or a portion of any of the Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Premises.

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